SEALSQ CORP

ORDINARY SHARE OPTION PLAN

Assumed by SEALSQ Corp on

15 September 2023

INTRODUCTION

SEALSQ Corp is a BVI business company limited by shares incorporated under the laws of the British Virgin Islands with registered number 2095496.

THE ORDINARY PLAN

A.       GENERAL TERMS AND DEFINITIONS

1. Article 1
PURPOSE

1.1.	The purpose of the Ordinary Plan is to provide Employees, Directors and Consultants with an opportunity to obtain Ordinary Options on Ordinary Shares of SEALSQ Corp, par value USD 0.01, thus providing an increased incentive for these individuals to contribute to the future success and long-term business value of the Group, enhancing the value of the Ordinary Shares and increasing the ability of the Company, its Subsidiaries and its Parent to attract and retain individuals of exceptional skills.

1.2.	The Ordinary Plan governs the conditions and modalities of the grant and exercise of such Ordinary Options.

2. Article 2

DEFINITIONS - INTERPRETATION

2.1.       In the Ordinary Plan, the following terms shall have the meanings set forth below:

"Articles of Association"	shall mean the memorandum and articles of association of the Company as amended and restated and as in force from time to time.

"Board of Directors"	shall mean the board of directors of the Company acting collectively.

"Change of Control"	shall mean the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of the Company, or as otherwise determined by the Board of Directors.

"Company"	shall mean SEALSQ Corp (with registered number 2095496).

"Compensation Committee"	shall mean the compensation committee appointed by the Board of Directors.

"Consultant"	a person providing advisory, consulting or other services to the Company, one of its Subsidiaries or its Parent, without being an Employee or a Director.

"Director"	shall mean a member of the Board of Directors or of the board of directors (or equivalent corporate body) of a Subsidiary or Parent.

"Employee"	shall mean an executive or senior officer or employee of the Company or of a Subsidiary or Parent.

"Exercise Period"	shall mean the period during which Ordinary Options can be exercised, such period starting on the Vesting Date and ending on the Ordinary Option Term (as confirmed in the Ordinary Option Agreement).

"Grant Date"	shall mean the date on which Ordinary Options are granted.

"Group"	shall mean the Company, its Subsidiaries and its Parent.

"Ordinary Option"	shall mean a right to acquire Ordinary Shares pursuant to the Ordinary Plan, in accordance with any Ordinary Option Agreement and/or as the Board of Directors shall otherwise determine.

"Ordinary Option

Agreement"	shall mean the agreement specifying the terms and conditions at which Ordinary Options are granted by the Company to a Participant in substantially the form attached as Schedule 1 or in such form as the Board of Directors shall from time to time determine.

"Ordinary Option

Exercise Notice"	shall mean the notice that needs to be given by a Participant when Ordinary Options are exercised in substantially the form attached as Schedule 2 or any other form determined by the Board of Directors.

"Ordinary Option Term"	shall mean the term of an Ordinary Option (if applicable and as confirmed in the Ordinary Option Agreement).

"Ordinary Options Grant"	shall mean the number of Ordinary Options granted to a Participant pursuant to an Ordinary Option Agreement.

"Ordinary Plan"	shall mean this Ordinary Share Option Plan in its present form or as amended from time to time.

"Ordinary Share Option

Plan Administrator"	shall mean the person or entity appointed by the Board of Directors responsible for giving, receiving and executing notices under the Ordinary Plan, including, but not limited to, Ordinary Option Exercise Notices.

"Ordinary Shares"	shall mean the ordinary shares of the Company with a par value of US$0.01 each (Ordinary Shares), or such other registered shares of the Company as the Board of Directors may in their sole and absolute discretion determine.

"Parent"	shall mean the parent of the Company, and for the purposes of this Ordinary Plan, the term parent shall have the meaning ascribed to it by the BVI Business Companies Regulations, 2012.

"Participant"	shall mean an Employee, a Director or a Consultant to whom Ordinary Options are granted under the Ordinary Plan.

"Shareholders"	shall mean the holders of any Shares of the Company.

"Strike Price"	shall mean the price at which Shares may be purchased by exercising Ordinary Options.

"Subsidiary"	shall mean a subsidiary of the Company and, for the purposes of this Ordinary Plan, the term subsidiary shall have the meaning ascribed to it by the BVI Business Companies Regulations, 2012.

"U.S. Securities Act"	shall have the meaning set out in Article 18.

"Vested Ordinary Option"	shall mean an Ordinary Option that has vested in accordance with the rules set forth under the Ordinary Plan and in accordance with the Ordinary Option Agreement.

"Vesting Date"	shall mean the date upon which an Ordinary Option vests in accordance with Article 8 and the rules set forth under the Ordinary Plan, and as confirmed in the Ordinary Option Agreement.

2.2.	References to any statutory provision are to that provision as amended or re-enacted from time to time and, unless the context otherwise requires, words and expressions denoting the singular shall include the plural (and vice versa) and words and expressions denoting the masculine shall include the feminine (and vice versa).

2.3.	The Ordinary Plan is valid for the Participants in its entirety only. No statement made in any part of the Ordinary Plan shall be construed without reference to the Ordinary Plan as a whole.

2.4.	Headings are inserted for convenience only and shall be disregarded in interpreting the Ordinary Plan.

3. Article 3

SHARES SUBJECT TO THE ORDINARY PLAN

Shares shall be made available from the authorised but unissued shares of the Company from time to time, or from shares held in treasury by the Company or any of its subsidiaries.

B. ADMINISTRATION

4. Article 4

BOARD OF DIRECTORS

4.1.	Unless otherwise provided in the Ordinary Plan, the Board of Directors administers the Ordinary Plan and has full power to construe and interpret the Ordinary Plan, establish and amend rules and regulations for the administration of the Ordinary Plan, and perform all other actions relating to the Ordinary Plan, including the delegation of administrative responsibilities. The Board of Directors may in particular delegate the administration of the Ordinary Plan to the Compensation Committee or any other duly authorized committee of the Board of Directors, in which case references to the Board of Directors in the Ordinary Plan shall be construed as referring to the Compensation Committee or to the relevant committee of the Board of Directors respectively. The Board of Directors may also appoint an Ordinary Share Option Plan Administrator who shall be responsible for giving, receiving and executing the notices set forth in the Ordinary Plan.

4.2.	All resolutions taken by the Board of Directors pursuant to the provisions of the Ordinary Plan and related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company, the Shareholders, the Participants, the Directors, the Employees and the Consultants.

4.3.	A member of the Board of Directors shall not vote on any decision regarding any Ordinary Options granted or to be granted to him or her.

4.4.	The costs of introducing and administrating the Ordinary Plan shall be borne by the Company.

C.       GRANT OF ORDINARY OPTIONS

5. Article 5

ELIGIBILITY AND CONDITIONS OF PARTICIPATION

5.1.	Employees, Directors and Consultants identified and approved by the Board may be granted Ordinary Options under the Ordinary Plan.

5.2.	The Board of Directors shall, at its absolute discretion, select from Employees, Directors and Consultants those to be granted Ordinary Options, and determine the Ordinary Options Grant, the class of Shares into which the Ordinary Options are exercisable (i.e., Ordinary Shares or otherwise), the Strike Price, the Grant Date and any other conditions and/or constraints related to the Ordinary Options.

5.3.	Ordinary Options shall be granted to the Participants free of charge. However, all individual taxes, such as income taxes, and the Participant’s part, if any, of any social security contributions, which arise in respect of the Ordinary Option, including its grant, exercise, assignment, or the receipt of any benefit in connection with it, shall be borne by the Participant.

5.4.	Neither the establishment of the Ordinary Plan, nor the granting of Ordinary Options nor any action of the Company or of the Board of Directors shall be held or construed to confer upon any Employee, Director or Consultant any legal right to receive or further receive Ordinary Options. Participation in the Ordinary Plan in any given year gives no right to participate in any subsequent year.

6. Article 6
PROCEDURE

6.1.	The Board of Directors may adopt any procedures as it thinks fit for the granting of Ordinary Options.

6.2.	The Board of Directors may, among other procedures: (i) require a Participant to make such declarations or take such other action as may be required for the purpose of any securities, exchange control, taxation or other laws, regulations (including share exchange regulations) or practice that may be applicable to the Company, any of its Subsidiaries, its Parent and/or the Participant at any time under the Ordinary Plan; (ii) determine that any Ordinary Option under the Ordinary Plan shall be subject to additional and/or modified terms and conditions with respect to the granting and terms of exercise as may be necessary to comply with or take account of any securities, exchange control, taxation or other laws, regulations (including share exchange regulations) or practice that may have application to the relevant Participant; or (iii) adopt any supplemental rules or procedures governing the grant and/or exercise of Ordinary Options as may be required for the purpose of any securities, exchange control, taxation or other laws or regulations (including share exchange regulations) that may be applicable to the Company, any of its Subsidiaries, its Parent and/or a Participant.

7. Article 7

ORDINARY OPTION AGREEMENT

7.1.	The granting of Ordinary Options under the Ordinary Plan and the terms thereof shall be subject to the execution of an Ordinary Option Agreement.

7.2.	Each Ordinary Option shall entitle the Participant to purchase one Share (Ordinary Share or otherwise, as determined by the Board of Directors) at the Strike Price subject to the conditions specified in the Ordinary Option Agreement and this Ordinary Plan.

7.3.	The Ordinary Option Agreement shall include details of the Ordinary Options Grant, the class of Shares into which the Ordinary Options are exercisable (i.e., Ordinary Shares or otherwise), the Strike Price, the Grant Date, the Ordinary Option Term and any other conditions.

8. Article 8

VESTING DATE

8.1.	Subject to limitations of applicable securities laws and regulations, an Ordinary Options Grant shall vest on such date and in such manner as the Board of Directors shall in their sole and absolute discretion determine.

8.2.	The Vesting Date, including the specific arrangements for any gradual vesting period, shall be notified to the Participant in the Ordinary Option Agreement.

8.3.	For the avoidance of doubt, the Board of Directors may determine that an Ordinary Options Grant (whether in whole or in part) will vest immediately on the Grant Date.

9. Article 9

EXERCISE PERIOD

9.1.	Vested Ordinary Options may be exercised at any time within the Exercise Period subject to limitations of applicable securities laws and regulations and subject to the limitations which may be determined by the Board of Directors from time to time.

9.2.	Subject to Article 7 and Article 12, the Ordinary Option Term shall be the seventh anniversary of the Grant Date of such Ordinary Option.

9.3.	After the Ordinary Option Term, all unexercised Ordinary Options shall expire without value.

10. Article 10

EXERCISE OF ORDINARY OPTIONS

10.1.	During the Exercise Period and subject to the provisions of the Ordinary Plan, notably Article 12, and the Ordinary Option Agreement, the Participant may exercise Vested Ordinary Options in whole or in part, and at one or more times.

10.2.	To exercise Vested Ordinary Options in accordance with Article 10.1, the Participant must give the Company a completed Ordinary Option Exercise Notice in the prescribed form detailed at Schedule 2.

10.3.	The Participant shall make full payment of the Strike Price for the exercised Vested Ordinary Options in the manner determined by the Board of Directors.

10.4.	Subject to Article 10.5, the exercising Participant shall receive, as soon as practicable, the number of Shares for which Ordinary Options are exercised.

10.5.	The Company shall not deliver any Shares until full payment of the Strike Price by the Participant.

D.         LIMITATIONS ON TRANSFER

11. Article 11

TRANSFERABILITY OF ORDINARY OPTIONS AND SHARES

11.1.	Except in accordance with applicable inheritance or matrimonial property law, the Ordinary Options may not be sold, encumbered, assigned or otherwise transferred.

11.2.	Any purported sale, assignment or transfer of Ordinary Options in violation of this Article 11 shall be null and void. If the Participant attempts to sell, assign, transfer or place any charge or other security interest over an Ordinary Option, unless with the written consent of the Board of Directors, the Ordinary Option shall lapse immediately.

11.3.	Shares purchased upon exercise of Ordinary Options may be subject to sales restrictions according to applicable securities laws and regulations and according to the limitations which may be determined by the Board of Directors from time to time.

E.          FORFEITURE OF RIGHTS

12. Article 12

TERMINATION OF CONTRACTUAL RELATIONSHIP/BREACHES

12.1.	Except as permitted by the remaining terms of Article 12:

-	Where a Participant gives or receives notice of termination of employment or directorship with the Company, any of its Subsidiaries or its Parent (whether or not lawful) or the Participant otherwise ceases employment or directorship with the Company, any of its Subsidiaries or its Parent (whether or not following notice); or

-	Upon breach by the Participant of any material obligations set out in any agreement dealing with the Participant's contractual relationship with the Company, any of its Subsidiaries or its Parent (including, for the avoidance of doubt, a contract of employment), as entered into or amended from time to time, and/or any provisions of applicable laws and regulations as a consequence of which the Company may not be expected in good faith to continue the existing contractual relationship with the Participant, all Ordinary Options (including, for the avoidance of doubt, Vested Ordinary Options) held by the Participant shall be immediately forfeited without value, unless otherwise stated in writing by the Board of Directors (in its sole and absolute discretion).

12.2.	Where termination of the Participant’s employment or contractual relationship with the Company, any of its Subsidiaries or its Parent is due to any of the following reasons, all Ordinary Options that are not Vested Ordinary Options held by such Participant shall be immediately forfeited without value, while Vested Ordinary Options may be exercised by the Participant pursuant to the Ordinary Plan during a period of six months after the end of the employment or contractual relationship (unless otherwise stated in writing by the Board of Directors in its sole and absolute discretion):
12.2.1.	Injury;
12.2.2.	Ill health;
12.2.3.	Disability;
12.2.4.	Retirement.

The Vested Ordinary Options shall lapse and be forfeited without value at the end of the six month period specified in this Article 12.2 to the extent not exercised.

12.3.	For the purposes of Article 12.2, the determination of whether a Participant’s employment or contractual relationship has been terminated due to a legitimate injury, ill-health and/or disability shall be made by the Board of Directors or Compensation Committee, as the case may be, based upon such evidence as it deems necessary and appropriate.

12.4.	Upon the death of a Participant, all Ordinary Options that are not Vested Ordinary Options held by such Participant shall be immediately forfeited without value, while Vested Ordinary Options may be exercised by the Participant's estate (or by the person(s) who acquired the right to exercise the Ordinary Option(s) by bequest or inheritance or otherwise by applicable inheritance laws) pursuant to the Ordinary Plan during a period of six months following the death of the Participant. If the Vested Ordinary Options are not exercised during this period, the Vested Ordinary Options shall lapse and shall be forfeited without value.

12.5.	For the avoidance of doubt, a Participant who ceases to be an Employee or a Director for any reason other than death or a reason specified in Article 12.2 may not exercise their Ordinary Option unless the Board determines otherwise (as outlined in Article 12.1).

12.6.	A Participant may not exercise an Ordinary Option at any time:
12.6.1.	when its exercise is prohibited by any law, regulation, or any securities, exchange control, taxation or other laws or regulations (including share exchange regulations) that may be applicable to the Company, any of its Subsidiaries, its Parent and/or a Participant;
12.6.2.	when the Participant is declared bankrupt, or has an arrangement or composition with or for the benefit of his/her creditors, or has any judgment executed on any of his/her assets;

12.6.3.	while subject to ongoing disciplinary proceedings by the Company, any Subsidiary or Parent;
12.6.4.	while the Company, any Subsidiary or Parent is investigating the Participant’s conduct and may as a result begin disciplinary proceedings;
12.6.5.	while there is a breach of the Participant’s employment contract that is a potentially fair reason for dismissal;
12.6.6.	while in breach of a fiduciary duty owed to the Company, any Subsidiary or Parent;
12.6.7.	after ceasing to be an Employee or Director (as the case may be), if there was a breach of the employment or fiduciary duties that (in the reasonable opinion of the Board) would have prevented exercise of the Ordinary Option had the Company been aware (or fully aware) of that breach and of which the Company was not aware (or not fully aware) until after the Participant ceases to be an Employee or Director (as applicable) and the time (if any) when the Board decided to permit the exercise of the Ordinary Option.

12.7.	If a Participant is unable to exercise an Ordinary Option due to the application of Article 12.6.3 or Article 12.6.4, following the conclusion of any disciplinary proceedings or investigation, the Board shall determine whether the Ordinary Option is exercisable. If so, the Ordinary Option will be exercisable, subject to this Ordinary Plan, on the date of such determination.

12.8.	A Participant shall have no right to compensation or damages on account of any loss in respect of Ordinary Options or the Ordinary Plan where such loss arises (or is claimed to arise), in whole or in part, from:

12.8.1.      termination of office, employment with, or engagement by; or

12.8.2.      notice to terminate office, employment or engagement given by or to,

the Company, any Subsidiary or Parent. This exclusion of liability shall apply however termination of office, employment or engagement, or the giving of notice, is caused and however compensation or damages may be claimed.

13. Article 13

TRANSFER / LEAVE OF ABSENCE

13.1.	A transfer of an Employee between the Company and a Subsidiary or Parent or a leave of absence for military service, sickness, pregnancy, paternity, adoption, parental leave, or for any other purpose approved by the Board of Directors, shall not be deemed a termination of employment.

13.2.	If employment is terminated prior to the reemployment of the Employee, the provisions of Article 12 shall be applicable.

F.       GENERAL PROVISIONS

14. Article 14

NO (CONTINUED) EMPLOYMENT OR CONTRACTUAL RELATIONSHIP

14.1.	Neither the establishment of the Ordinary Plan, nor the granting of Ordinary Options, nor any action of the Company, the Board of Directors, the Ordinary Share Option Plan Administrator, Parent or a Subsidiary shall be held or construed to confer upon any Participant any legal right to continue to be employed by the Company, any of its Subsidiaries or its Parent or to remain in a contractual relationship with the Company, any of its Subsidiaries or its Parent, each of which expressly reserves the right to discharge any Employee, Director or Consultant whenever the interest of any such company in its sole discretion may so require without liability to such company or to the Board of Directors, except as to any rights which may be expressly conferred upon such Participant under the Ordinary Plan.

14.2.	The mere fact of participating in the Ordinary Plan shall in no circumstances whatsoever be construed as an employment agreement, or any similar agreement, between the Participant and the Company.

14.3.	The establishment and participation in the Ordinary Plan (or any action which arises in respect of the Ordinary Plan) shall in no circumstances whatsoever cause the British Virgin Islands Labour Code 2010 to apply to the employment or engagement of the Participant.

14.4.	The rights and obligations of any Participant under the terms of their office, employment or engagement with the Company (or any Subsidiary or Parent) shall not be affected by being a Participant.

14.5.	The value of any benefit realised under the Ordinary Plan by Participants shall not be taken into account in determining any pension or similar entitlements.

15.  Article 15

ADJUSTMENT DUE TO CORPORATE EVENTS

The number of Ordinary Options, the Strike Price or any of them shall be subject to adjustment by the Company to reflect any split or combination of the Ordinary Shares, and such readjustment shall be final and binding.

16.  Article 16

AMENDMENT AND TERMINATION

16.1.	The Board of Directors may amend, suspend or discontinue the Ordinary Plan at any time.

16.2.	If the Board of Directors considers that a Change of Control is likely to occur, the Board of Directors may decide that any Ordinary Option held by a Participant shall vest immediately (if not already vested), and that any Vested Ordinary Option held by a Participant may be exercised with immediate effect and within a reasonable period specified by the Board, ending immediately before the applicable Change of Control takes place. The Board of Directors shall have discretion to determine that an Ordinary Option that is not exercised by the end of that period shall lapse.

16.3.	The Ordinary Options granted under the Ordinary Plan shall be subject to such further rules and regulations as the Company may adopt with respect to its equity incentive plans from time to time, and each Participant agrees to enter into such further documents, as the Company may require. The Company may also require the Participant to enter into such further documents with respect to the holding and transfer of any Shares subject to the Ordinary Options described herein as may be necessary or appropriate at the sole discretion of the Company.

16.4.	Amendment, suspension or discontinuity of the Ordinary Plan shall be communicated by the Board of Directors to all Participants.

17.  Article 17

TAXES INDEMNIFICATION

17.1.	The Participant shall indemnify the Company against any tax, including employment and social security taxes, arising in respect of the granting or the exercise of Ordinary Options which is a liability of the Participant but for which the Company is required to account under the laws of any relevant territory.

17.2.	The Company may recover the tax from the Participant in such manner as the Board of Directors thinks fit including, but not limited to: (i) withholding portion of the Ordinary Options and selling the same; (ii) deducting the necessary amount from the Participant's remuneration; or (iii) requiring the Participant to account directly to the Company for such tax.

18.  Article18

U.S. SECURITIES LAW PROVISIONS

18.1.	The Shares to be received upon exercise of the Ordinary Options have not been, and will not be, registered under the U.S. Securities Act of 1993 (the "U.S. Securities Act") or the laws of any state of the United States and may not be offered or sold within the United States. Accordingly, any Ordinary Options that are granted to Participants resident in the United States will be granted only pursuant to exemptions from registration under the U.S. Securities Act. As a result, certain Participants resident in the United States may be required to make representations to the Company at the time of grant and at the time of exercise of their Ordinary Options to ensure compliance with the U.S. Securities Act. In addition, the Ordinary Shares to be received upon exercise of the Ordinary Options may constitute “restricted securities” under the U.S. Securities Act and may not be pledged, reoffered or resold in the United States or to, or for the account or benefit of U.S. persons except in transactions exempts from, or not subject to, the registration requirements of the U.S. Securities Act. Neither the US Securities and Exchange Commission nor any state securities commission in the United States has approved or disapproved this Ordinary Plan or determined if this Ordinary Plan is truthful or complete.

19. Article 19

APPLICABLE LAW

19.1.	The Ordinary Plan and any related document shall be governed by and construed exclusively in accordance with the laws of the British Virgin Islands.

19.2.	The courts of the British Virgin Islands shall have exclusive jurisdiction to settle any disputes in connection with the Ordinary Plan, including the validity, invalidity, breach or termination thereof, and accordingly the parties irrevocably submit to the jurisdiction of the British Virgin Islands courts.

19.3.	The acceptance of any Ordinary Option or any related right implies the consent to the choice of law and jurisdiction set in this Article 19.

19.4.	By executing an Ordinary Option Agreement, the Participant expressly acknowledges and accepts the terms and conditions of the Ordinary Plan and all its related documents, as well as the powers of the Board of Directors to complete, interpret and implement it through further documents which it may from time to time determine necessary or relevant.

20.  Article 20

EFFECTIVE DATE

This Ordinary Plan is effective from 15 September 2023.

IN WITNESS THEREOF, the parties have read and agreed on the Ordinary Share Option Plan in duplicate as of the date documented below.

SEALSQ Corp	Participant

Date: __________________	Date: __________________

SCHEDULE 1

FORM OF ORDINARY OPTION AGREEMENT

SEALSQ CORP ORDINARY SHARE OPTION PLAN

This ORDINARY OPTION AGREEMENT is made on [DATE], by and between SEALSQ Corp, a company limited by shares incorporated under the laws of the British Virgin Islands with registered number 2095496 (the "Company"), and [NAME] (the "Participant").

In consideration of the mutual covenants and agreements herein contained and pursuant to the Company’s Ordinary Share Option Plan dated September 15, 2023 (the "Ordinary Plan"), the Company and the Participant agree as follows:

The Company grants to the Participant the following number of Ordinary Options according to the terms and conditions contained in the Ordinary Plan and in this Ordinary Option Agreement:

Number of Ordinary Options:	[Number]

Strike Price:	[Strike Price]

Grant Date:	[Grant Date]

Exercise Period:	[From the Vesting Date until the Ordinary Option Term as detailed below:]

No. of Ordinary Options	Vesting Date	Ordinary Option Term

The signature of this Ordinary Option Agreement by the Participant implies his or her express and complete acceptance of the terms set forth in the Ordinary Plan, in this Ordinary Option Agreement or in any other document related hereto, including any tax ruling obtained by the Company in connection with the Ordinary Plan. Furthermore, the Participant hereby accepts the powers of the Board of Directors to administer the Ordinary Plan at its absolute discretion, to complete, interpret and implement the documents herein referred through further documentation to the extent necessary or relevant and to decide on all issues in absolute discretion. The Participant agrees to be bound by the decisions of the Board of Directors.

All notices to the Company shall be delivered to:

•	If by email, to all email addresses below:

nverjus@wisekey.com (Ordinary Share Option Plan Administrator)

SEALSQ_option_admin@sealsq.com

•	If by post:

SEALSQ Corp, c/o WISeKey International Holding AG, Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland, attn Ordinary Share Option Plan Administrator

All notices to the Participant may be given to the Participant personally or may be mailed to the Participant c/o SEALSQ Corp or at such other address as the Participant may designate by written notice to the Company.

This Ordinary Option Agreement and any related document shall be governed exclusively by the laws of the British Virgin Islands.

The courts of the British Virgin Islands shall have exclusive jurisdiction to settle any disputes in connection with the Ordinary Plan, including the validity, invalidity, breach or termination thereof, and accordingly the parties irrevocably submit to the jurisdiction of the British Virgin Islands courts.

IN WITNESS THEREOF, the parties have executed this Ordinary Option Agreement in duplicate as of the time and place first above written.

SEALSQ Corp	[Participant Name]

Date	Date

SCHEDULE 2

FORM OF ORDINARY OPTION EXERCISE NOTICE

SEALSQ CORP ORDINARY SHARE OPTION PLAN

__________________________

[Date of notice]

Ordinary Share Option Plan Administrator
SEALSQ Corp

FAO: Nathalie Verjus, Company Secretary

Email Address: SEALSQ_exercise_notice@sealsq.com

Reference: [Name of Participant]: Ordinary Share Option Plan.

Capitalized terms shall have the meaning set forth in the SEALSQ Corp Ordinary Share Option Plan dated [DATE].

I hereby exercise my Ordinary Option(s) according to and under the terms and conditions of the SEALSQ Corp Ordinary Share Option Plan dated [DATE] (the "Ordinary Plan") and the Ordinary Option Agreement dated [DATE], as follows:

Grant Date of the Ordinary Options:	___________________
Strike Price:	___________________
Number of Ordinary Options exercised:	___________________

Such Ordinary Options represent my right to purchase and receive from the Company and the obligation of the Company to issue to me a number of [par value US$0.01 each ("Ordinary Shares")][OTHER] registered shares, at the above-mentioned issue price.

I declare that the issue price of US$ ________________ per [Ordinary Share][OTHER] (i.e., a total issue price of US$ ________________ for the[Ordinary Shares][OTHER] to be issued to me) will be paid by me to the following bank account of the Company: [Bank Account Details To Be Confirmed].

The newly issued Shares shall be delivered to:

Name of account holder: _______________________________________________

Receiving Bank name: _________________________________________________

Account number: ____________________________________________________

Name of contact at the receiving bank: ____________________________________

Email of contact at the receiving bank _____________________________________

Telephone of contact at the receiving bank _________________________________

___________________________

[Participant Name]